                                                                       Exhibit 99.2
Conference Call Transcript
Strategy 2012 & Transactions
March 8, 2012 – 11:00am ET

Operator:

Good day and welcome to the Remark Media investor call.  Today’s conference is being recorded.  At this time I would like to turn the call over to Carrie Ferman.

Carrie Ferman:

Thank you, and good morning, everyone. Welcome to Remark Media’s first investor call. The first of many more as we begin a new growth phase for our company.

My name is Carrie Ferman and I am the Chief Executive Officer of Remark Media. I have been with the Company since August of 2011 and was appointed CEO by our Board of Directors this past December.

I am joined today by Bradley Zimmer, our Chief Operating Officer and General Counsel. Bradley has been with the Company for over 4 years as Executive Vice President and General Counsel.  He was appointed COO by our Board of Directors this past December as well.

This call will run approximately 15 mins. Before we begin, I would like to remind you that during today’s call we will discuss certain forward-looking statements, such as our outlook for future performance and statements regarding our business strategy and objectives. These forward-looking statements are typically preceded by words such as we expect, we believe, we anticipate or similar such statements.  They are based on management's current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual performance and business actions may vary materially from those expressed or implied by the statements herein, for a number of reasons, such as changes in economic, business, competitive, strategic, technological and/or regulatory factors.

Descriptions of some of these risk factors may be found in Remark Media’s SEC filings, including its annual reports on Form 10-K and quarterly reports on Form 10-Q, which are available on the Investor Relations section of our corporate website. Remark Media is under no obligation– and, in fact, expressly disclaims any such obligation – to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

With that covered, let’s get started:

We are here today to outline our corporate strategy for the coming year and to discuss two exciting recent transactions: our $4.25 million private placement and the agreement to enter into a merger with Banks.com.

2011 was a transformative year for Remark Media.

First and foremost, we made a strategic decision to shift our management, operational, and financial focus to the Unites States, which is the world’s largest Internet advertising market.  Accordingly, we are working to develop new English-language owned and operated websites, and to expand our content and platform services business.

To emphasize this shift in strategy we changed our name to Remark Media; which we believe more accurately reflects the entirety of who we are and what we aim to be, as opposed to HowStuffWorks International which is one example of our work.

It is our goal to leverage the experience and expertise we have gained through our work on sites such as Sharecare.com and Discovery’s Curiosity.com to create a broad portfolio of leading destination websites that offer a dynamic online experience around a given topic, with access to relevant content and subject matter experts.  Over the past several years, we have had much success in supporting the development and launch of best-in-class websites on behalf of our clients, and we are now in a position to turn our attention to creating remarkable digital media businesses on behalf of our own company.

We are thrilled to announce that our first vertical in the United States is going to be personal finance, which we will enter through the launch of a new website called DimeSpring. DimeSpring.com will offer users rich content and access to a wide array of personal finance professionals to help them in managing life's financial opportunities and hurdles.  We expect DimeSpring to launch later this month.

In addition, last week we entered into a merger agreement with Banks.com, Inc., whereby Banks.com will become a wholly-owned subsidiary of Remark Media.

Banks.com is a leading financial media company offering a unique breadth and depth of content, products and services on their two marquees websites: Banks.com and IRS.com. The company’s mission is to bring users and subscribers relevant financial information to assist in making important financial decisions. The company also owns and manages FileLater – a tax extension service for individuals and business, and MyStockFund – an online trading & fractional share investing service.

The company is publically listed under the ticker symbol BNNX and generated $4 million of revenue for the first nine months of 2011.  We are issuing up to 702,784 shares of Common Stock to the shareholders of Banks.com and paying $300,000 in cash for the merger.  Following the merger, Banks.com shareholders will own approximately 10% of Remark Media.

We couldn’t have asked for a better merger opportunity.  By bringing together Remark Media and Banks.com, we will be able to create a comprehensive digital media experience in personal finance. Whether it will be the latest financial news, most up-to-date rate information, or access to a community of financial and related professionals, our new portfolio will serve as a go-to destination for users seeking answers to their financial questions.

Remark Media and Banks.com are also quite complementary to each other as businesses.  By way of this merger, Banks.com will gain access to our experienced and proven team of content architects, web designers and digital developers that can greatly improve the user interface and deepen the user experience on their websites. Our team is already working on ways to maximize the sites for user acquisition and retention, and to create an advertiser-friendly environment that paves the way to valuable strategic partnerships.  It shouldn’t be overlooked that we expect to see significant cost savings through the elimination of what would otherwise be redundant public company expenses.

For  Remark Media, we gain access to marquee finance-related domain names, meaningful existing user traffic and professionals that have operated in the personal finance space for over 25 years; including but not limited to Dan O’Donnell, the CEO of Banks.com. Dan has been building and operating businesses in the content vertical throughout his career. He successfully built and managed Global Financial Services Incorporated, a financial professional services firm that was subsequently acquired by the NASDAQ-listed company iGate Corporation. He was also a co-founder of Walnut Ventures, now a part of Banks.com. All of us at Remark Media are looking forward to working with Dan and tapping into his wealth of industry expertise.

In addition to building our portfolio of owned and operated websites, this year we are also focused on expanding our B-to-B platform and content services business. Our designers, developers and content specialists have been developing and implementing web solutions for some of the world’s leading media and entertainment companies for several years, and we are looking forward to serving a wider client base. Our solutions center on helping clients generates incremental value by maximizing content utilization, enhancing customer experience and by driving online and offline actions. What will set us apart in the marketplace is our approach towards a seamless integration of social media, rich content and smart design that serves to captivate and engage consumers within a brand’s digital sphere. Our proprietary technologies and platforms serve to enable these innovative experiences.

To support these strategies, we are investing in technology, editorial staff, sales and marketing. And, to finance this investment, last week we raised $4.25 million through a private placement of the company’s Common Stock; arranged by the talented team at Janney Montgomery Scott. The Common Stock was priced at $4.50 per share. The investor group, which consisted primarily of large institutional investors, also received warrants to acquire shares of common stock at an exercise price of $6.81 per share, in the amount of 25% of the number of shares of common stock that the investors purchased. That’s 1 warrant for every 4 shares. In total, we issued 944,777 shares of common stock and warrants to acquire an additional 236,194 shares of common stock.

We expect the new capital will allow us to maintain and acquire resources needed to continuing build a strong company that is organized around content and social media innovation.

To wrap things up, it’s been an exciting start to 2012 for Remark Media.  We are focused on creating a portfolio of businesses, both through our development of new web properties as well as strategic acquisitions. And we are expanding our B-2-B content and platform services.  Between our imminent launch of DimeSpring, the pending merger with Banks.com, and the raising of over $4 million in new capital, we believe we have well positioned Remark Media for future success. By delivering high-quality products and services that fulfill the needs of consumers and advertisers, we can drive new revenue growth and improved fundamentals for our investors.

This concludes my update.  Let’s take any questions, please.

Operator:

[Operator Instructions]

Question & Answer Section:

<Q – Ken>:  My question is a two part question.  Number one, why did you sell the shares so cheap, is the first part, and the second one, essentially with the DimeSpring, are you trying to make a Sharecare type site for investors?

<A – Carrie Ferman - Remark Media, Inc.>:  To answer your second question first, yes, it’s basically the Sharecare of personal finance.  To answer your first question, the share price was determined based on a 30-45 day historic price for the stock, so while we’ve seen pick up in the stock at the end of January and beginning of February, the stock was trading down a bit in December so the average came out to the $4.50.  That’s how it was priced.

<Q – Josh>:  Hi, this is Josh. Congratulations on getting all of the different transactions done.  Is there any involvement still in Sharecare at this point, or is that consulting agreement ended at the start of 2012 and now you’re essentially just a stock holder in Sharecare?

<A – Carrie Ferman - Remark Media, Inc.>:  That’s correct.  We are an equity investor in Sharecare and all of our services contracts ended as of December 31, 2011.  So this frees up all of our resources as well as management focus to move forward on growth and developing our new owned and operated websites.

<Q – Josh>:  Ok.  And just wondering if you’ll follow the past practice of occasionally putting out news releases on how the Sharecare valuation is, given it is seemingly a huge percentage of the market cap right now?

<A – Carrie Ferman - Remark Media, Inc.>:  Yes, in the near future we will continue to do that, absolutely.

<Q – Josh>:  Great, thank you.

<Q – Alex Silverman>:  Hi, it’s Alex Silverman.

<A – Carrie Ferman - Remark Media, Inc.>:  Hello.

<Q – Alex Silverman>:  Can you give us a sense of what partners or how your partnering has gone for launching DimeSpring first, and second what your plans are for integrating DimeSpring with some of the sites you’re acquiring from Banks?

<A – Carrie Ferman - Remark Media, Inc.>:  Sure.  To answer the second one first, DimeSpring and how it will relate to the Banks.com assets, we’re still in the process of figuring out exactly how the products will work together, but DimeSpring will be primarily a socially focused website, so content will really be about the discussion that’s going on.  The products of Banks.com and IRS.com will be primarily content related websites, rate information and news.  So the interaction between the two will be that Banks.com content can show up and inform the conversation on DimeSpring.  As far as partnerships, we’ve developed several content partnerships for DimeSpring.  We do think that traditional content still is an important aspect.  Similar to Sharecare, we believe the discussion is both informed and enlightened by traditional professional content.  So there will be traditional content.  We’re  also working to create content internally that will appear on the site.

<Q – Alex Silverman>:  Are there any partnerships you can discuss at this point?

<A – Carrie Ferman - Remark Media, Inc.>:  Not at this point.

<Q – Jarrod Sherman>:  Hi, this is Jarrod Sherman.  I was wondering if you could elaborate as to what the plans are for BoWenWang and the Brazilian website.  Is there any hope for those at all?  It seems like Jeff Arnold was able to make a pretty good amount of money selling that to Discovery, and it seems like we’re kind of spinning our wheels with both those sites, and can you make any comments on that?

<A – Carrie Ferman - Remark Media, Inc.>:  Yeah.  I think that China and Brazil represents a huge long term opportunity for Remark Media, but I don’t believe that the advertising markets in either of those countries are well developed.  Most media companies are challenged right now with how to derive revenue, particularly in China, so that kind of goes to this new strategy of ours, which is to focus on the United States, which is a well-developed advertising Internet market, and maintain our sites in both Brazil and China until the point at which we believe the advertising markets are coming together, and at that point we will reinvest in both of those assets.

<A – Bradley Zimmer – Remark Media, Inc.>:  Hi, this is Bradley Zimmer, also with Remark Media.  To follow up on that and emphasize, we’re incredibly proud of the progress that we’ve had with our sites, BoWenWang and ComoTudoFunciona.  We view that we have tremendous asset value in the businesses and in the licenses that we hold.  As you probably are aware, we have the exclusive digital publishing rights for HowStuffWorks, which is, as the Wall Street Journal reported, one of the top 100 websites on the Internet, and certain one of the flagships for Discovery’s digital media brands.  And we have those in perpetuity for the Chinese and Brazil markets.  We also hold certain exclusive digital content rights from World Book, and just to follow up on what Carrie said, we see significant long term value opportunities.  We’re very pleased to have an early foothold in what will certainly be two of the world’s largest digital economies going forward.  And, as Carrie noted, for us we view those as longer term strategies as those markets develop.

[Operator Instructions]

Carrie Ferman:

Just wanted to thank you all for joining us today.  As we mentioned in the beginning of the call, this will be the first of many more conference calls that we’ll be having with the investment community as we begin our new growth strategy for our company.  So we look forward to getting together again post Q1.

[Operator Instructions]